                                                                    EXHIBIT 12.1



               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


         Set forth below are the consolidated ratios of earnings to fixed charges for us for the six month period ended December 31, 2003 and for each of the years in the five-year period ended June 30, 2003.

                                                FOR THE SIX
                                                MONTHS ENDED
                                                DECEMBER 31,                 FOR THE YEARS ENDED JUNE 30,
                                                ------------    -------------------------------------------------------
                                                    2003         2003         2002       2001         2000        1999
                                                   ------       -------     -------     -------     -------     -------
(dollars in thousands)
EARNINGS:
     Income from continuing operations
       before taxes and minority interest ......   $3,360       $23,706     $35,910     $15,031     $13,399     $10,637
     Fixed charges .............................    6,020        11,750      10,966      13,771      11,023       5,446
                                                   ------       -------     -------     -------     -------     -------
                  Total ........................   $9,380       $35,456     $46,876     $28,802     $24,422     $16,083
                                                   ======       =======     =======     =======     =======     =======

FIXED CHARGES:
     Interest ..................................   $5,205       $10,325     $ 9,870     $12,645     $10,259     $ 4,969
     Amortization of debt issuance costs .......      815         1,425       1,096       1,126         764         477
                                                   ------       -------     -------     -------     -------     -------
                  Total ........................   $6,020       $11,750     $10,966     $13,771     $11,023     $ 5,446
                                                   ======       =======     =======     =======     =======     =======

RATIO OF EARNINGS TO FIXED CHARGES:
     Actual ....................................     1.56          3.02        4.27        2.09        2.22        2.95

The ratio of earnings to fixed charges is calculated by dividing the sum of income from continuing operations before taxes and minority interest and fixed charges by the total fixed charges.

Fixed charges consist of interest expense, amortization of debt issuance costs and 20% (the amount deemed to represent an appropriate interest factor) of net rent expense under lease commitments.